AMENDED AND RESTATED
                              EMPLOYMENT AGREEMENT
                                      WITH
                                GIUSEPPE MIOZZARI

                              W I T N E S S E T H:

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT ("Agreement") is entered into effective as of JUNE 9, 2000, by and between Heska AG, a corporation organized under the laws of Switzerland with its principal office at Gruengenstrasse 19, CH-4416 Bubendorf ("Company") and GIUSEPPE MIOZZARI ("Employee"). Company and Employee are collectively referred to herein as the "Parties."

WHEREAS, effective as of July 1, 1997, Company and Employee entered into an Employment Agreement, (the "Employment Agreement"); and

WHEREAS, the Parties desire to restate the Employment Agreement for ease of reference and to further amend said agreement for the purpose of making certain provisions more consistent with current Company practice.

NOW THEREFORE, in consideration of the foregoing, the Parties agree as follows:

A.   The Employment Agreement is hereby restated and amended as set forth below:

Whereas Company desires to employ Employee to act as its MANAGING DIRECTOR in an at-will capacity; and

Whereas   Employee wishes to act as Company's MANAGING DIRECTOR as an  employee in an at-will capacity;

NOW, THEREFORE, in consideration of the mutual covenants and warranties contained herein, the parties agree as follows:

1. Employment. Company hereby employs Employee as its MANAGING DIRECTOR, and Employee hereby accepts such employment.

2. Duties and Responsibilities. Employee shall serve as MANAGING DIRECTOR of Company, with such duties and responsibilities as may be assigned to him from time to time by his superior officers (the "Senior Management") and/or the
Board  of  Directors  of  Company,  and with such  on-going  daily  duties  and responsibilities as are typically entailed in such position. The Senior Management and/or the Board of Directors shall be entitled to reasonably change such title, duties and responsibilities from time to time, in their discretion. Employee shall devote his full time and energies to such duties. Employee shall not be entitled to any special remuneration for overtime work.

3. Compensation. Company shall pay Employee, as compensation for services rendered under this Agreement, a "base salary" per year, the amount of which shall initially be 322'711 SFr, which may be increased from time-to-time by the Company in its discretion. If for any reason during any given year, Employee does not work an entire year, other than normal vacations as provided hereunder, the compensation will be prorated to compensate only for the actual time worked.

4. Expenses. Company shall reimburse Employee for his reasonable out-of-pocket expenses incurred in connection with the business of Company, including travel away from the Company's facilities, upon presentation of appropriate written receipts and reports and subject to the customary practices and limitations of Company.

5. Employee Benefits. During the term of his employment hereunder, Employee shall be entitled to receive the same benefits that the Board of Directors establishes generally for the officers and other employees of Company and as comply with Swiss law. These may include, from time to time, medical insurance, life insurance, paid vacation time and medical disability insurance. In addition, Employee shall be entitled to the following additional benefits:

     (a) Company shall bear 50% of the cost of pension contributions with respect to the full amount of Employee's base salary, including amounts above the statutory limit, with Employee to bear the balance, all in the amounts set by the pension insurer selected by Company for others of like age.

     (b) Company shall bear the costs of leasing, insuring and maintaining a car (including gasoline) for the business and personal use of Employee, with the expected personal use not to exceed 25%.

     (c) Employee's base salary payable under Section 3 shall include an expense base allowance of 24,000 SFr per year for Employee's use in accordance with reasonable policies to be adopted by Company.

6.   Termination.

     (a) At-Will. This is an at-will employment agreement and does not bind either of the parties to any specific term or duration.

          (i) This Agreement may be terminated by either party, for cause or without cause, by giving one month prior written notice, with the effective date of termination to be on the last day of the month following the month in which notice is given.

          (ii) Notwithstanding Section 6(a)(i) above, each party may for valid reasons as defined in Article 337 of the Swiss Code of Obligations or any successor statute, terminate this Agreement at any time and without giving written notice to the other party.

     (b)  Termination "Without Cause" - Separation Benefits.

          (i) Upon "involuntary termination" of his employment with Company for other than a "change of control", as defined in Paragraph 6(c)(iii) below, or by Employee as permitted under Section 6(a)(ii) above, Employee will be entitled to severance pay as provided in Paragraph 6(b)(ii) below, unless he is terminated for "cause", as defined in Paragraph 6(d)(ii) below. Employee's entitlement to any severance pay is dependent on his execution of a complete release of claims against Company and its affiliates.

          (ii) In the event that severance pay is due to Employee as a result of the "involuntary termination" of his employment "without cause", Employee will be paid six months' "base salary" at the rate in effect immediately prior to the termination in six equal monthly installments (subject to all applicable taxes and other deductions), with the first such installment due 15 days after the date of such termination and with the following five installments due no later than monthly thereafter on Company's then regular payroll dates. The Company will also pay the employer contribution and administrative cost of the health and accident insurance premiums for the medical insurance coverage previously maintained by the Company for Employee during this six month period or until Employee is provided or obtains medical insurance coverage by another employer or entity, whichever first occurs. Company will continue to make the pension contributions provided under Section 5(a) with respect to severance payments during the severance pay period but shall otherwise have no obligation to continue any benefits other than salary during the severance pay period.

          (iii) Any severance payment due as a result of Employee's termination of his employment as provided in Section 6(a)(ii) above shall be reduced by any compensation granted to Employee by the Swiss courts, if any, with such reduction to apply to the latest installments otherwise due.

     (c)  Change of Control - Separation Benefits.

          (i) Upon "involuntary termination" of his employment due to a "change of control" of Heska Corporation, Employee will be entitled to severance pay as provided in Paragraph 6(c)(iv) below, unless he is terminated for "cause", as defined in Paragraph 6(d)(ii) below. Employee's entitlement to any severance pay is dependent on his execution of a complete release of claims against Company and its affiliates.

          (ii) For the purposes of this Employment Agreement, "change of control" is defined as the merger, acquisition or sale of Company or all or substantially all of its assets with, into, or to a previously unaffiliated third party entity, other than a merger in which the shareholders of Company prior to the merger, by reason of such shareholdings, own more than 50% of the outstanding shares of the company after the merger.

          (iii) The parties agree that for the purposes of this Employment Agreement, an "involuntary termination" due to a "change of control" will be deemed to have occurred when Employee is no longer employed by the Company's successor following a "change of control" because the Employee's position is eliminated within nine (9) months of the "change of control" or when Employee's job responsibilities are materially and negatively changed within nine (9) months of the "change of control", and Employee elects to resign, or if new position requires Employee to commute more than 50km each way from present home and Employee elects to resign.

          (iv) In the event that severance pay is due to Employee as a result of the "involuntary termination" of his employment without "cause" due to a "change of control", Employee will be paid one (1) year's "base salary" at the rate in effect immediately prior to the termination  in  twelve equal monthly installments  (subject  to  all applicable taxes and other deductions), with the first such installment due 15 days after the date of such termination and with the following eleven installments due no later than monthly thereafter on Company's then regular payroll dates. The Company will also pay the employer contribution and administrative cost of the health and accident insurance premiums for the medical insurance coverage previously maintained by the Company for Employee during this one year period or until Employee is provided or obtains medical insurance coverage by another employer or entity, whichever first occurs. Company will continue to make the pension contributions provided under Section 5(a) with respect to severance payments during the severance pay period.

     (d)  Termination "For Cause"; Voluntary Resignation.

          (i) If Company or its successor terminates Employee for "cause", or if Employee's employment terminates for any reason other than a termination as permitted by Paragraph 6(a)(iii), by the Company "without cause" (as set forth in paragraph 6(b)), or due to a "change of control" (as set forth in Paragraph 6(c)), Employee will not be entitled to any severance pay and shall only receive pay and benefits, as prescribed by Swiss law according to paragraph 6(a)(i).

          (ii) The parties agree that for the purposes of this Employment Agreement, a termination for "cause" will be deemed to have occurred when Company terminates Employee's employment because of the occurrence of any of the following events:

               (A) Employee shall refuse to accept a reasonable change or modification of his title, duties or responsibilities by senior management and/or the Board of Directors;

               (B) Employee shall refuse to accept a reasonable transfer not arising from a change in control to a position with comparable responsibility and salary with any affiliated company that does not involve commuting more than 50km's each way from his present home;

               (C) Employee shall die, be adjudicated to be mentally incompetent or become mentally or physically disabled to such an extent that Employee is unable to perform his duties under this Employment Agreement for a period of ninety (90) consecutive days;

               (D) Employee shall commit any breach of his obligations under this Agreement;

               (E) Employee shall commit any breach of any material fiduciary duty to Company;

               (F) Employee shall be convicted of, or enter a plea of nolo contendere to, any crime involving moral turpitude or dishonesty, whether a felony or misdemeanor, or any crime which reflects so negatively on Company as to be detrimental to Company's image or interests;

               (G) Employee shall commit insubordination or refusal to comply with any request of his supervisor or the Board of Directors of Company relating to the scope or performance of Employee's duties;

               (H) Employee shall possess any illegal drug on Company premises or Employee shall be under the influence of illegal drugs or abusing prescription drugs or alcohol while on Company business or on Company premises; or

               (I) Employee shall conduct himself in a manner that, in the good faith and reasonable determination of the Senior Management and/or the Board of Directors, demonstrates Employee's unfitness to serve.

7.   Proprietary Information.  Employee agrees that, if he has not already done
so,   he   will   promptly  execute  Company's  standard  employee  proprietary information and assignment of inventions agreement.

8. Arbitration; Attorneys' Fees. If any dispute arises under this Agreement or by reason of any asserted breach of it, or from the Parties' employment relationship or any other relationship, the Company, at its sole discretion, may elect to have the dispute resolved through arbitration, so long as all of the arbitrator's fees and expenses are borne exclusively by the Company. The arbitration shall be conducted pursuant to the rules of the applicable Swiss Arbitration body, with the arbitrator being selected by mutual agreement of the parties. Regardless of whether the dispute is resolved through arbitration or litigation, the prevailing party shall be entitled to recover all costs and expenses, including reasonable attorneys' fees, incurred in enforcing or attempting to enforce any of the terms, covenants or conditions, including costs incurred prior to commencement of arbitration or legal action, and all costs and expenses, including reasonable attorneys' fees, incurred in any appeal from an action brought to enforce any of the terms, covenants or conditions. For purposes of this section, "prevailing party" includes, without limitation, a party who agrees to dismiss a suit or proceeding upon the other's payment or performance of substantially the relief sought.

9. Notices. Any notice to be given to Company under the terms of this Agreement shall be addressed to Company at the address of its principal place of business. Any notice to be given to Employee shall be addressed to him at his home address last shown on the records of Company, or to such other address as Employee shall have given notice of hereunder.

10. Miscellaneous. This Agreement shall be governed by Swiss law. This Agreement is the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior understandings and agreements. This Agreement may be modified only by a written document signed by both parties, except that the Company, in its discretion, may modify any policies, guidelines or other directives, none of which shall constitute a binding agreement or impose any contractual obligations. This Agreement shall be binding upon and shall inure to the benefit of the successors and assigns of the parties.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year hereinabove written.



                             HESKA AG

                             By:   /s/ Robert B. Grieve
                             --------------------------------------------------
                               Robert B. Grieve
                             Title:  Chief Executive Officer


                             EMPLOYEE


                             Name:  /s/ Giuseppe Miozzari
                             --------------------------------------------------
                               Giuseppe Miozzari